As filed with the Securities and Exchange Commission on May 28, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA MINERAL ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6770	20-0938259
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000
Attn.: Mitchell S. Nussbaum, Esq.

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dr. Simon Mu
c/o Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000
Attn.: Mitchell S. Nussbaum, Esq.

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000
(212) 407-4990 – Facsimile

Mitchell C. Littman, Esq.
Steven D. Uslaner, Esq.
Littman Krooks LLP
655 Third Avenue
New York, New York 10017
(212) 490-2020
(212) 490-2990 – Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(l)	Amount Registration Fee
Units, each consisting of one share of Common Stock, $.0001 par value, and two Warrants(2)	4,600,000 Units	$6.00	$27,600,000	$3,496.92
Shares of Common Stock included as part of the Units(2)	4,600,000 Shares	—	—	—(3)
Warrants included as part of the Units(2)	9,200,000 Warrants	—	—	—(3)
Shares of Common Stock underlying the Warrants included in the Units(4)	9,200,000 Shares	$5.00	$46,000,000	$5,828.20
Underwriter's Unit Purchase Option	1	$100	$100	—(3)
Units underlying the Underwriter's Unit Purchase Option ("Underwriter's Units")(4)	400,000 Units	$6.60	$2,640,000	$334.49
Shares of Common Stock included as part of the Underwriter's Units(4)	400,000 Shares	—	—	—(3)
Warrants included as part of the Underwriter's Units(4)	800,000 Warrants	—	—	—(3)
Shares of Common Stock underlying the Warrants included in the Underwriter's Units(4)	800,000 Shares	$5.00	$4,000,000	$506.80
Total			$80,240,100	$10,166.42

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 600,000 Units and 600,000 shares of Common Stock and 1,200,000 Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriter to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).

(4)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provision.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, MAY 28, 2004

PROSPECTUS

$24,000,000

CHINA MINERAL ACQUISITION CORPORATION

4,000,000 units

China Mineral Acquisition Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary operations in the People's Republic of China. We intend initially to focus our search on target businesses in the PRC that are engaged in the minerals industry.

This is an initial public offering of our securities. Each unit consists of:

•	one share of our common stock; and

•	two warrants.

Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination or                 , 2005 [one year from the date of this prospectus], and will expire on                 , 2009 [five years from the date of this prospectus], or earlier upon redemption.

We have granted the underwriters a 45-day option to purchase up to 600,000 additional units solely to cover over-allotments, if any (over and above the 4,000,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to the representative of the underwriters, for $100, an option to purchase up to a total of 400,000 units at a per-unit offering price of $6.60. The units issuable upon exercise of this option are identical to those offered by this prospectus. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units, common stock or warrants. We anticipate that the units will be quoted on the OTC Bulletin Board under the symbol on or promptly after the date of this prospectus. Once the securities comprising the units begin separate trading, the common stock and warrants will be traded on the OTC Bulletin Board under the symbols                  and                 , respectively.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions (1)	Proceeds, before expenses, to us
Per unit	$6.00	$0.60	$5.40
Total	$24,000,000	$2,400,000	$21,600,000

(1)	Includes a non-accountable expense allowance in the amount of 3% of the gross proceeds, or $0.18 per unit ($720,000 in total) payable to Broadband Capital Management LLC.

Of the net proceeds we receive from this offering, $20,400,000 ($5.10 per unit) will be deposited into trust with Continental Stock Transfer & Trust Company acting as trustee.

We are offering the units for sale on a firm-commitment basis. Broadband Capital Management LLC, acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about                                      , 2004.

Broadband Capital Management LLC

                                            , 2004

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

i

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a detailed understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to "we," "us" or "our company" refer to China Mineral Acquisition Corporation. Unless otherwise specified, references to "China" or the "PRC" refer to the People's Republic of China as well as the Hong Kong Special Administrative Region and the Macau Special Administrative Region, but does not include Taiwan.

We are a blank check company organized under the laws of the State of Delaware on March 30, 2004. We were formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary operations in the PRC. To date, our efforts have been limited to organizational activities.

Opportunities for market expansion have emerged for businesses with operations in the PRC in the industry on which we intend to focus and other industries due to certain changes in the PRC's political, economic and social policies as well as certain fundamental changes affecting the PRC and its neighboring countries. We believe that the PRC represents both a favorable environment for making acquisitions and an attractive operating environment for a target business for several reasons, including:

•	prolonged economic expansion within the PRC, including gross domestic product growth of approximately 9% on average over the last 25 years, with growth of 8.5% in 2003;

•	increased government focus within the PRC on privatizing assets, improving foreign trade and encouraging business and economic activity;

•	access to a highly trained and educated workforce which in turn leads to favorable labor rates and efficient, low-cost manufacturing capabilities; and

•	attractive valuations for target businesses within the PRC.

Although our efforts in identifying a prospective target business will not be limited to a particular industry, we intend initially to focus our search on target businesses in the PRC that are engaged in the minerals industry. We believe that the factors described above are more evident in this industry. Notwithstanding this fact, there are certain government regulations relating to our proposed industry that may negatively impact our ability to operate following a business combination. For instance, the PRC has adopted regulations within the minerals industry that forbids or restricts foreign investors' equity ownership or prohibit foreign investments altogether in these companies. As a result, our capital structure and ownership may limit the number of potential target businesses within our proposed industry. For a more complete discussion of the government regulations affecting our proposed industry, see the section below entitled "Proposed Business — Government regulations of our proposed industry."

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets at the time of such acquisition. Consequently, it is likely that we will have the ability to effect only a single business combination.

Our offices are located at c/o Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, Attention: Mitchell S. Nussbaum, Esq. and our telephone number at that office is (212) 407-4000.

The Offering

Securities offered	4,000,000 units, at $6.00 per unit, each unit consisting of:

•	one share of common stock; and

•	two warrants.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately on the 90th day after the date of this prospectus unless Broadband Capital Management determines that an earlier date is acceptable. In no event will Broadband Capital Management allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common stock:

Number outstanding before this offering	1,000,000 shares

Number to be outstanding after this offering	5,000,000 shares

Warrants:

Number outstanding before this offering	0

Number to be outstanding after this offering	8,000,000 warrants

Exercisability	Each warrant is exercisable into one share of common stock.

Exercise price	$5.00

Exercise period	The warrants will become exercisable on the later of:

•	the completion of a business combination with a target business, or

•	, 2005 [one year from the date of this prospectus.]

The warrants will expire at 5:00 p.m., New York City time, on , 2009 [five years from the date of this prospectus] or earlier upon redemption.

Redemption	We may redeem the outstanding warrants:

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon a minimum of 30 days' prior written notice of redemption, and

•	if and only if the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Proposed OTC Bulletin Board symbols for our:

Units

Common stock

Warrants

Offering proceeds to be held in trust:	$20,400,000 of the proceeds of this offering ($5.10 per unit) will be placed in a trust fund maintained by Continental Stock Transfer & Trust Company, pursuant to an agreement to be signed on the effective date of this offering. These proceeds will not be released until the earlier of the completion of a business combination or our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust fund will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust fund (initially, approximately $930,000).

Since none of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust fund have been disbursed, the warrant exercise price will be paid directly to us.

Stockholders must approve business combination:	We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the vote of the public stockholders owning a majority of the shares sold in this offering. We will proceed with a business combination only if the public stockholders who own at least a majority of the shares of common stock sold in this offering vote in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights described below.

Conversion rights for stockholders voting to reject a business combination:	Only the public stockholders who vote against a business combination will be entitled to convert their stock into a pro rata share of the trust fund, including any interest earned on their portion of the trust fund, if the business combination is approved and completed.

Liquidation if no business combination:	We will dissolve and distribute only to our public stockholders the amount in our trust fund plus any remaining net assets, if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period). Following our dissolution, we would no longer exist as a corporation.

Escrow of existing stockholder shares:	On the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place the shares they own before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be released from escrow until , 2007 [three years from the date of this prospectus.]

Risks	In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider all of the risks set forth in the section entitled "Risk Factors" beginning on page 6 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	April 22, 2004
	Actual	As Adjusted
Balance Sheet Data:
Working capital	$21,084	$21,354,419
Total assets	63,315	21,354,419
Total liabilities	38,896	—
Value of common stock which may be converted to cash ($5.10 per share)	—	4,077,960
Stockholders' equity	24,419	17,276,459

The as adjusted information gives effect to the sale of the units we are offering and the application of the estimated net proceeds from their sale.

The working capital and total assets amounts include $20,400,000 being held in the trust fund, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust fund will be distributed solely to our public stockholders.

We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert approximately 19.99% of the 4,000,000 shares sold in this offering, or 799,600 shares of common stock, to cash at an initial per share conversion price of $5.10, without taking into account interest earned on the trust fund. The actual per share conversion price will be equal to:

•	the amount deposited in the trust fund plus any interest accrued through the record date for the determination of stockholders entitled to vote on the business combination,

•	divided by the number of shares of common stock sold in the offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus before making a decision to invest in our units.

We are a development stage company with no operating history and accordingly, you will have no basis upon which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire a company in the minerals industry having its primary operations in the PRC. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination.

If we are forced to liquidate before a business combination, our public stockholders will receive less than $6.00 per share upon distribution of the trust fund and our warrants will expire worthless.

If we are unable to complete a business combination and are forced to liquidate our assets, the per-share liquidation distribution will be less than $6.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants and, accordingly, the warrants will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section below entitled "Proposed Business — Effecting a business combination — Liquidation if no business combination."

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a "blank check" company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and our units are being offered at an initial price of $6.00 per unit, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled "Proposed Business — Comparison to offerings of blank check companies" below.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less than $5.10 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. The proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders. We cannot assure you that the per-share liquidation price will not be less than $5.10, plus interest, due to claims of creditors. If we liquidate before the completion of a business combination, each of our directors will be personally liable under certain circumstances to ensure that the proceeds in the trust fund are not reduced by the claims of various vendors or other entities that are owed money by us for services rendered or products sold to us. However, we cannot assure you that our directors will be able to satisfy those obligations.

Since we have not currently selected any target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the business' operations.

Since we have not yet identified a prospective target business, investors in this offering have no current basis to evaluate the possible merits or risks of the target business' operations. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section below entitled "Proposed Business — Effecting a business combination — We have not identified a target business."

The PRC has and continues to enact regulations in our target business' proposed industry segments that forbid or restrict foreign investment. Any changes to these regulations or the enactment of additional regulations could severely impair our ability to consummate a business combination.

We initially intend to focus our search on businesses in the PRC that are engaged in the mining of minerals. The PRC has enacted a series of laws and regulations affecting the mining industry over the past 20 years. The "China Mineral Resources Law" declares state ownership of all mineral resources in the PRC. However, mineral exploration rights can be bought and traded by foreign owned PRC companies. Under the law, the central government has issued various rules and regulations and it also publishes the "Guidance on Foreign Direct Investment" and the "Guiding Catalogue of Foreign Investment Projects," which classify into four categories the industries and specific types of minerals in the PRC and their availability to foreign direct investment, which categories are either: "encouraged", "permitted", "restricted" or "prohibited." Subject to the type of mineral resource to be explored, companies exploring "restricted" mineral resources may be required to take a specific corporate form (such as a joint venture or cooperative joint venture) with a PRC national or to be majority owned by a PRC national, such PRC national being either a legal person (for example, a corporation or a partnership) or a natural person (an individual). If the relevant Chinese authorities find us or the target business with which we ultimately complete a business combination to be in violation of any existing or future Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our mineral resources related business.

Please see "Proposed Business — Government regulations of our proposed industry" for additional information regarding the PRC's regulation of the mining industry in China.

If political relations between the U.S. and the PRC weaken, it could make a target business' operations or the mineral resources mined by such target business less attractive.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential target businesses or their mineral resources to become less attractive. This could lead to a decline in our profitability. Any weakening of relations between the U.S. and the PRC could have a material adverse effect on our operations after a successful completion of a business combination.

Our operations after a successful business combination in the PRC may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

The economy of the PRC has historically been a nationalistic, "planned economy," meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC's economy has been transitioning to a more market-oriented economy. However, we cannot predict the future direction of these economic reforms or the effects these measures may have. The PRC economy also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, an international group of member countries sharing a commitment to democratic government and market economy (OECD). For instance:

•	the level of state-owned enterprises in the PRC is greater than in most of the countries belonging to the OECD;

•	the level of capital reinvestment is lower in the PRC than in other countries that are members of the OECD; and

•	the PRC has various impediments in place that make it difficult for foreign firms to obtain local currency, as opposed to other countries belonging to the OECD where exchange of currencies is generally free from restriction.

As a result of these differences, our operations after a successful business combination, may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to those of the OECD member countries.

Because some of our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce U.S. court judgments against them in the PRC.

Three of our directors and one of our officers reside outside of the United States and, after the consummation of a business combination, substantially all of our assets will be located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under United States Federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the United States Federal securities laws.

Because the Chinese judiciary, which is relatively inexperienced in enforcing corporate and commercial law, will determine the scope and enforcement under Chinese law of almost all of our target business' material agreements, we may be unable to enforce our rights inside and outside of the PRC.

Chinese law will govern almost all of our target business' material agreements, some of which may be with Chinese governmental agencies. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available outside of the PRC. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements may have a material adverse impact on our operations.

If the United States imposes trade sanctions on the PRC due to its current currency policies, our target business' ability to succeed in the international markets may be diminished.

The PRC currently "pegs" its currency to the United States dollar. This means that each unit of Chinese currency has a set ratio for which it may be exchanged for United States currency, as opposed to having a floating value like other countries' currencies. This policy is currently under review by policy-makers in the United States. Trade groups in the United States have blamed the cheap value of the Chinese currency for causing job losses in American factories, giving Chinese exporters an unfair advantage and making exports to China expensive. There is increasing pressure for the PRC to change its currency policies to provide for its currency to float freely on international markets. As a result, Congress is considering the enactment of a bill that would require the United States treasury secretary to report to Congress whether the PRC is manipulating its currency to gain a trade advantage. If Congress deems this to be the case, tariffs would be imposed on Chinese imports in addition to those already in force. If an additional tariff is imposed, it is possible that China-based companies will no longer maintain the significant price advantages over foreign companies, including the United States, on their goods and services. If the PRC changes its existing currency policies or if the United States or other countries enact laws to penalize the PRC for its existing currency policies, our target companies are likely to be adversely affected since the current competitive advantages that exist as a result of existing currency policies will cease.

If we are able to consummate a business combination with a target business in the PRC, there may be risks associated with operating a mineral resource-related company which may affect our eventual operations.

We may consummate a business combination with a company that focuses on mining a specific type or types of minerals. Our operations could be affected by mining conditions, which may include faults, seam deterioration in quality or thickness, pressure in mine openings, the presence of gas, water inflow from water-bearing strata and propensity for spontaneous combustion inside the mines, as well as operational risks associated with all industrial or engineering activity, such as mechanical breakdowns. Our operations may involve underground mining, which is also subject to certain risks such as methane outbursts and accidents caused by roof weakness and groundfalls. The foregoing conditions may result in an increase in our cost of production as a result of delays and additional operational expenses. Accordingly, there can be no assurance that the occurrence of such events or conditions would not have a material adverse effect on our results of operations.

The mining industry in the PRC also has drawbacks that the mining industry does not have within the United States. For instance:

•	In China, insurance coverage is a relatively new concept compared to that of the United States and for certain aspects of a business operation insurance coverage is restricted or expensive. Workers compensation for employees in the PRC may be unavailable or, if available, insufficient to adequately cover such employees.

•	The environmental laws and regulations in the PRC set various standards regulating certain aspects of health and environmental quality, including, in some cases, the obligation to rehabilitate current and former facilities and locations where operations are or were conducted. Violation of such standards could result in a temporary or permanent restriction by the PRC of our mining operations.

We cannot assure you that a target business with which we ultimately complete a business combination with will be able to adequately address any of these or other limitations.

Because any target business with which we attempt to complete a business combination will be required to provide our stockholders with financial statements prepared in accordance with and reconciled to United States generally accepted accounting principles, prospective target businesses may be limited.

In accordance with requirements of United States Federal securities laws, in order to seek stockholder approval of a business combination, a proposed target business will be required to have certain financial statements which are prepared in accordance with, or which can be reconciled to, U.S. generally accepted accounting principles and audited in accordance with U.S. generally accepted auditing standards. To the extent that a proposed target business does not have financial statements which have been prepared with, or which can be reconciled to, U.S. GAAP, and audited in accordance with U.S. GAAS, we will not be able to acquire that proposed target business. These financial statements may limit the pool of potential target businesses which we may acquire.

Exchange controls that exist in the PRC may limit our ability to utilize our cash flow effectively following a business combination.

Following a business combination, we will be subject to the PRC's rules and regulations on currency conversion. In the PRC, the State Administration for Foreign Exchange (SAFE) regulates the conversion of the Renminbi into foreign currencies. Currently, foreign investment enterprises (FIEs) are required to apply to the SAFE for "Foreign Exchange Registration Certificates for FIEs." Following a business combination, we will likely be an FIE as a result of our ownership structure.

With such registration certificates, which need to be renewed annually, FIEs are allowed to open foreign currency accounts including a "basic account" and "capital account." Currency translation within the scope of the "basic account," such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the "capital account," including capital items such as direct investment, loans and securities, still require approval of the SAFE. We cannot assure you that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Renminbi. Any future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our shareholders or to fund operations we may have outside of the PRC.

If certain tax exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct corporate withholding taxes from any dividends we may pay in the future.

Under the PRC's current tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect to dividends paid to stockholders outside of the PRC. However, if the foregoing exemption is removed in the future following a business combination, we may be required to deduct certain amounts from dividends we pay to our shareholders to pay corporate withholding taxes. The current rate imposed on corporate withholding taxes is 20%, or 10% for individuals and entities of those countries that entered into the Protocol of Avoidance of Double Taxation with the PRC.

We may issue shares of our common stock and preferred stock to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our amended and restated certificate of incorporation authorizes the issuance of up to 20,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Upon consummation of this offering (assuming no exercise of the underwriters' over-allotment option), there will be 5,800,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Broadband Capital Management, the representative of the underwriters) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we will, in all likelihood, issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock may:

•	significantly reduce the equity interest of our stockholders;

•	likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors;

•	adversely affect the voting power or other rights of the holders of our common stock if we issue preferred stock with dividend, liquidation, conversion voting or other rights superior to the common stock; and

•	adversely affect prevailing market prices for our common stock.

Similarly, if we issued debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

For a more complete discussion of the possible structure of a business combination, see the section below entitled "Effecting a business combination — Selection of a target business and structuring of a business combination."

It is likely that our current officers and directors will resign upon consummation of a business combination, and we will have only limited ability to evaluate the management of the target business.

Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel. The future role of our key personnel in the target business, however, cannot presently be ascertained. Although it is possible that some of our key personnel will remain associated in various capacities with the target business following a business combination, it is likely that the management of the target business at the time of the business combination will remain in place. Although we intend to closely scrutinize the management of a prospective target business in connection with evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of management will prove to be correct.

Our officers and directors may allocate their time to other businesses, which could cause a conflict of interest as to which business they present as a viable acquisition opportunity.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. Some of these persons are currently, and may in the future become affiliated with entities, including other "blank check" companies, engaged in business activities similar to those intended to be conducted by us. Our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as other entities with which they are currently, or may in the future be affiliated. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor.

All of our directors and officers own shares of our securities that will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All of our directors and officers own stock in our company, but have waived their right to receive distributions upon liquidation. Additionally, each of Dr. Simon Mu, our chief executive officer, president and a member of our board of directors, Dr. Bing Zhao, our chief financial officer, secretary and a member of our board of directors, and Daniel Kunz, our chairman of the board, has agreed with the representative of the underwriters that they and certain of their affiliates or designees will purchase warrants in the open market following this offering. The shares and warrants owned by our directors and officers will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business and completing a business combination timely. Consequently, our directors' and officers' discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders' best interest.

If our common stock becomes subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the

"penny stock" rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser's written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

It is probable that we will only be able to complete one business combination, which will cause us to be solely dependent on a single business.

The net proceeds from this offering will provide us with only approximately $21,330,000 which we may use to complete a business combination. Our initial business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition. Consequently, it is probable that we will have the ability to complete only a single business combination. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate a business combination with growth potential.

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction; our obligation to convert into cash the shares of common stock held by public stockholders in certain instances may reduce the resources available for a business combination; and our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of a target business, or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our existing stockholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring stockholder vote.

Upon consummation of our offering, our existing stockholders (including all of our officers and directors) will collectively own 20% of our issued and outstanding shares of common stock (assuming they do not purchase units in this offering). Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. If there is an annual meeting, as a consequence of our "staggered" board of directors, only a minority of the board of directors will be considered for election and our existing stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our existing stockholders will continue to exert control at least until the consummation of a business combination. In addition, our existing stockholders and their affiliates and relatives are not prohibited from purchasing units in this offering or shares in the aftermarket. If they do, we cannot assure you that our existing stockholders will not have considerable influence upon the vote in connection with a business combination.

Our existing stockholders paid an aggregate of $25,000, or an average of $0.025 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 31.5% or $1.89 per share (the difference between the pro forma net tangible book value per share of $4.11, and the initial offering price of $6.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the units, we will be issuing warrants to purchase 8,000,000 shares of our common stock. We will also issue an option to purchase 400,000 units to the representative of the underwriters which will, if exercised, result in the issuance of an additional 800,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and options could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and options may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of a sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to demand that we register the resale of their shares of common stock at any time after the date on which their shares are released from escrow. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 1,000,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states or within other jurisdictions.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Delaware, the District of Columbia, Florida, Hawaii, Illinois, Maryland, New York and Rhode Island. If you are not an institutional investor, you must be a resident of these jurisdictions to purchase our securities in this offering. In order to prevent resale transactions in violation of states' securities laws, you may engage in resale transactions only in these states and in other jurisdictions in which an applicable exemption is available or a blue sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section entitled "State Blue Sky Information" below.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, which may make it difficult for us to complete a business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in "government securities" with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

If our directors are unable to examine interested transactions with a neutral, unbiased view, it could result in actions taken or expenses incurred on our behalf that may not be in our best interests.

Each of our directors own shares of our securities and, although no compensation will be paid by us to them for services rendered prior to or in connection with a business combination, they may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because our directors may not be deemed "independent" under the guidelines of the North American Securities Administrators Association, Inc., we may not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Although we believe that all actions taken by our directors on our behalf will be in our best interests, we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred, that are actually not in our best interests, it could have a material adverse effect on our business and operations.

Because the representative of the underwriters is not a well-established underwriter, there may be a greater risk that our securities will not receive adequate support from securities firms in the after market, through market-making and other activities.

Broadband Capital Management's lack of experience as a lead underwriter in firm commitment offerings may negatively impact the trading market for the units. Because we are not using a well-established underwriter for this offering, there may be a greater risk that our securities will not receive adequate support from securities firms in the after market, through market-making and other activities. If this should occur, the market price for our securities may decline.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over- Allotment Option	Over-Allotment Option Exercised
Gross proceeds	$24,000,000.00	$27,600,000.00
Offering expenses
Underwriting discount (7% of gross proceeds)	1,680,000.00	1,932,000.00
Underwriting non-accountable allowance expense
(3% of gross proceeds)	720,000.00	828,000.00
Legal fees and expenses (including blue sky services and expenses)	175,000.00	175,000.00
Printing and engraving expenses	25,000.00	25,000.00
Accounting fees and expenses	25,000.00	25,000.00
NASD filing fee	8,524.01	8,524.01
SEC registration fee	10,166.42	10,166.42
Miscellaneous expenses	26,309.57	26,309.57
Net proceeds
Held in trust	20,400,000.00	23,640,000.00
Not held in trust	930,000.00	930,000.00
Total net proceeds	$21,330,000.00	$24,570,000.00
Use of net proceeds not held in trust
Legal and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	$175,000	18.8%
Accounting expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	$175,000	18.8%
Due diligence of prospective target businesses	$150,000	16.1%
Legal and accounting fees relating to SEC reporting obligations	$70,000	7.5%
Payment of administrative fee to Loeb & Loeb LLP ($500 per month for two years)	$12,000	1.3%
Working capital to cover miscellaneous expenses, D&O Insurance and reserves	$348,000	37.5%
Total	$930,000	100%

$20,400,000, or $23,640,000 if the underwriters' over-allotment option is exercised in full, of net proceeds will be placed in a trust fund maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. The proceeds will not be released from the trust fund until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust fund may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business or to effect other acquisitions, as determined by our board of directors at that time.

The payment to Loeb & Loeb LLP of a monthly fee of $500 is for general and administrative services including secretarial support.

We intend to use the excess working capital (approximately $348,000) for director and officer liability insurance premiums (approximately $125,000 for the twenty-four month period commencing on the date of this prospectus), with the balance being held in reserve in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business.

Dr. Simon Mu, our chief executive officer, president and a member of our board of directors, advanced to us $11,668, and Dr. Bing Zhao, our chief financial officer, secretary and a member of our board of directors, and Daniel Kunz, our chairman of the board, each advanced to us $11,666, aggregating $35,000, which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee and legal fees and expenses. The loans bear interest at a rate of 4% per year and are payable on the earlier of April 22, 2005 or the consummation of this offering. These loans will be repaid out of the gross proceeds of this offering.

The net proceeds of this offering not held in the trust fund and not immediately required for the purposes set forth above will be invested in general debt obligations of the United States Government or other high-quality, short-term interest-bearing investments so that we are not deemed to be an investment company under the Investment Company Act. The interest income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

No compensation of any kind (including finders and consulting fees) will be paid by us to any of our existing stockholders, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, our existing stockholders will receive reimbursement from us for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A public stockholder will be entitled to receive funds from the trust fund (including interest earned on her portion of the trust fund) only in the event of our liquidation or if she were to seek to convert her shares into cash in connection with a business combination which she voted against and which we actually consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust fund.

DILUTION

The difference between the public offering price per share of our common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At April 22, 2004, our net tangible book value was $21,084, or approximately $.02 per share of common stock. After giving effect to the sale of the 4,000,000 shares of common stock included in the units, and deducting underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 799,600 shares of common stock which may be converted into cash) at April 22, 2004 would have been $17,276,459 or $4.11 per share, representing an immediate increase in net tangible book value of $4.09 per share to the existing stockholders and an immediate dilution of $1.89 per share or 31.5% to new investors not exercising their conversion rights.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$6.00
Net tangible book value before this offering	.02
Increase attributable to new investors	4.09
Pro forma net tangible book value after this offering		4.11
Dilution to new investors		$1.89

Our pro forma net tangible book value after this offering has been reduced by $4,077,960, because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of the record date for the determination of stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of shares sold in this offering.

The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share
Existing stockholders	1,000,000	20.0%	$25,000	0.1%	$0.025
New investors	4,000,000	80.0%	$24,000,000	99.9%	$6.00
	5,000,000	100.0%	$24,025,000	100.0%

CAPITALIZATION

The following table sets forth our capitalization at April 22, 2004 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	April 22, 2004
	Actual	As Adjusted
Common stock, $.0001 par value, -0- and 799,600 shares which are subject to possible conversion, shares at conversion value	$—	$4,077,960
Stockholders' equity:
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $.0001 par value, 20,000,000 shares authorized; 1,000,000 shares issued and outstanding; 4,200,400 shares issued and outstanding (excluding 799,600 shares subject to possible conversion), as adjusted	100	420
Additional paid-in capital	24,900	17,276,620
Deficit accumulated during the development stage	(581)	(581)
Total stockholders' equity	24,419	17,276,459
Total capitalization	$24,419	$21,354,419

If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into for cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of the record date for determination of stockholders entitled to vote on the business combination, inclusive of any interest thereon, divided by the number of shares sold in this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on March 30, 2004, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary operations in the PRC. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, to effect a business combination. The issuance of additional shares of our capital stock could significantly reduce the equity interest of our stockholders, cause a change in control if a substantial number of our shares of common stock are issued, adversely affect the voting power or other rights of the holders of our common stock if we issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to the common stock and adversely affect prevailing market prices for our common stock. Similarly, the issuance of debt securities could result in default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations and we were not then able to obtain additional financing.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $990,000 (includes $720,000 evidencing the underwriters' non-accountable expense allowance of 3% of the gross proceeds), and underwriting discounts of approximately $1,680,000, will be approximately $21,330,000, or $24,570,000 if the underwriters' over-allotment option is exercised in full. Of this amount, $20,400,000, or $23,640,000 if the underwriters' over-allotment option is exercised in full, will be held in trust and the remaining $930,000, in either case, will not be held in trust. We will use substantially all of the net proceeds of this offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe that, upon consummation of this offering, we will have sufficient available funds outside of the trust fund to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate approximately $175,000 of expenses for legal and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $175,000 of expenses for accounting expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $150,000 of expenses for the due diligence and investigation of a target business, $70,000 of expenses in legal and accounting fees relating to our SEC reporting obligations, $12,000 for the administrative fee payable to Loeb & Loeb LLP ($500 per month for two years) and $348,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $125,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if it is required to consummate a business combination that is presented to us. We would only consummate such a fund raising simultaneously with the consummation of a business combination.

We are obligated, commencing on the date of this prospectus, to pay to Loeb & Loeb LLP a monthly fee of $500 for general and administrative services. In addition, on April 22, 2004, Dr. Simon Mu, our chief executive officer, president and a member of our board of directors, advanced $11,668, and Dr. Bing Zhao, our chief financial officer, secretary and a member of our board of directors, and Daniel Kunz, our chairman of the board, each advanced $11,666, aggregating $35,000, to us for payment on our behalf of offering expenses. The loans bear interest at a rate of 4% per year and are payable on the earlier of April 22, 2005 or the consummation of this offering. We intend to repay these loans out of the proceeds of this offering.

PROPOSED BUSINESS

Introduction

We are a blank check company organized under the laws of the State of Delaware formed to serve as a vehicle for the acquisition of a target business which has its primary operations in the PRC. We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Our management has broad discretion with respect to the specific application of the net proceeds of this offering and, as a result, this offering can be characterized as a blank check offering. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

We believe that the PRC represents both a favorable environment for making acquisitions and an attractive operating environment for a target business for several reasons, including:

•	prolonged economic expansion within the PRC, including gross domestic product growth of approximately 9% on average over the last 25 years, with growth of 8.5% in 2003;

•	attractive valuations for target businesses within the PRC;

•	increased government focus within the PRC on privatizing assets, improving foreign trade and encouraging business and economic activity;

•	access to a highly trained and educated workforce;

•	favorable labor rates and efficient, low-cost manufacturing capabilities;

•	the lack of development and activity of the public equity markets in the PRC; and

•	the recent entry of the PRC into the World Trade Organization, the sole global international organization dealing with the rules of trade between nations, which may lead to a reduction on tariffs for industrial products, a reduction in trade restrictions and an increase in trading with the United States.

Proposed Industry

We intend initially to focus our search on target businesses in the PRC that are engaged in the minerals industry. We believe mineral resources are one of the most important components of the PRC economy. Over 80 percent of industrial and processed raw materials and over 92 percent of primary energy in the PRC are derived from its mineral resources. There are over 170 different varieties of minerals that have been discovered in the PRC, approximately 158 of which have proven reserves. There are, among others, approximately ten energy-related minerals, including oil, natural gas, coal and uranium; approximately 54 metallic minerals, including iron, manganese, copper, aluminum, lead and zinc; and approximately 91 non-metallic minerals, including graphite, phosphorous, sulfur and sylvite. By 2001, there were approximately 153,000 mining companies operating over 18,000 mines in the PRC. In 2003, total output of mining products in the PRC reached approximately US$200 billion.

International trade plays a vital role in the PRC mineral resource industry.    The PRC is one of the largest producers and consumers of minerals in the world and plays an important role in the global mineral market. The PRC has large reserves of major minerals, such as coal, aluminum, lead, zinc, phosphor and sulfur and ten other different types of non-ferrous metals. There is a shortage in the PRC of high quality iron, manganese, aluminum, copper, phosphorous and other ores which are necessary to meet the PRC's demand for smelting and other industrial uses. There are also acute shortages of diamonds, platinum, chromite and sylvite in the PRC. The PRC relies heavily on international trade to meet its demand for these minerals. The PRC's total volume of imports and exports of mineral products reached over US$111 billion in 2002, accounting for approximately 18% of the PRC's total volume of imports and exports.

Fast economic growth further accelerates demand for natural resources in the PRC.    The PRC is at a stage of rapid industrialization. Similar to the experience of other industrialized countries, the rapid growth of the manufacturing sector in the PRC has resulted in increased consumption of minerals and natural resources. However, due to the limited amount of certain natural resources available in the PRC, the amount of initial investment required to develop and construct a facility to extract such natural resources, and the construction period associated with constructing such facility, we believe that the natural resource industry's output will, in the near term, be insufficient to meet the demands of the PRC's manufacturing sector. According to PRC national statistics, in 2003, the PRC's gross domestic product grew approximately 8.5% and the manufacturing sector grew approximately 12.5%, while the mining sector grew only approximately 2.5%. As a result, in 2003, the price of raw materials, energy and power in the PRC increased approximately 4.8% while the consumer price index in the PRC increased only approximately 1.2%. We believe the imbalance between the supply of mineral resources yielded by the natural resource industry in the PRC and the demands of the PRC's manufacturing sector will become even greater as the PRC's economy continues to grow.

The Chinese minerals industry was one of the last industries opened to foreign investors.    Since mineral resources played and continue to play a crucial role in the PRC's economy, the government has made large investments to develop this industry and as a result, state-owned enterprises dominate the industry. Even though there are only about 8,000 state-owned enterprises among approximately 153,000 mining companies, the state-owned sector accounts for approximately 60% of total production of PRC mineral products. There are approximately 140,000 non state-owned enterprises which are primarily comprised of small and middle sized companies. The PRC mineral sector was not open to foreign investors until 2000, when the PRC committed to its entrance into the World Trade Organization. As a result of foreign industry being restricted from entering the PRC mineral resource sector until 2000, state-owned enterprises have developed a competitive advantage over foreign private industry operating in the PRC.

Foreign investment in the PRC mineral industry is beginning to change the landscape of the PRC mineral industry. In 2002 alone, there were about 164 foreign direct investments in the PRC mineral industry amounting to approximately US$381 million. The PRC government has continued to open up its mineral industry and further accelerate privatization of the state-owned enterprises in order to increase its domestic capability to supply mineral resources. The PRC government has adopted policies to encourage foreign capital investments and importation of technology to exploit the PRC's mineral resources, to make use of foreign markets and foreign mineral resources and to assist Chinese mining enterprises and mineral products in entering the international markets. We anticipate that the ownership structure of the PRC mineral industry will change substantially in the near future.

Government regulations of our proposed industry

In general, there are three sets of laws governing foreign ownership of businesses in China: the "Sino-foreign Equity Joint-Venture Law," the "Sino-foreign Cooperative Law" and the "Wholly Foreign-owned Enterprise Law." These laws, along with the PRC's "Company Law" and "Contract Law," formulate the general framework for owning and operating a business in the PRC. The foreign joint-venture laws have been in place for over 20 years and are relatively well developed and predictable. In 2003 alone, the PRC received approximately US$53 billion in foreign direct investments.

In the natural resources sector, the PRC has enacted a series of laws and regulations over the past 20 years. The "China Mineral Resources Law" declares state ownership of all mineral resources in the PRC. However, mineral exploration rights can be purchased, sold and transferred by the PRC to foreign owned companies. Under the law, the central government has issued detailed rules and regulations including the "regulation on mineral resource survey and registration" and the "regulation on mineral resource exploration." The government also publishes the "Guidance on Foreign Direct Investment" and the "Guiding Catalogue of Foreign Investment Projects", which classify into four categories the industries and specific types of minerals in the PRC and their availability to foreign direct investments, which categories are either: "encouraged," "permitted," "restricted" or "prohibited." For example, minerals with radiation, such as uranium, are prohibited from survey exploration by any non-state entity, including foreign owned companies. Minerals such as gold, silver, tungsten, are "restricted" from foreign ownership, while foreign investments in minerals such as ore, copper, tin, lead and aluminum are "encouraged." Subject to the type of mineral resources to be explored, companies exploring mineral resources may be required to take a specific corporate form (such as a joint venture or cooperative joint venture) with a PRC national or to be majority owned by a PRC national, such PRC national being either a legal person (for example, a corporation or a partnership) or a natural person (an individual). In recent years, the PRC government has encouraged foreign direct investment into the west inland of China (where most of the unexplored mineral resources are located) and has permitted foreign investors to own all or a majority of the companies exploring mineral resources that would otherwise be in the "restricted" category.

To implement government policy in natural resource–related industries, the PRC issued several types of permits and certificates to related businesses such as: "Permit for mineral survey," "Permit for mineral exploration" and "Permit for land use." Holders of the permits are required to pay a one-time fee for such permit. The fees are determined in one of several ways – by a professional evaluator licensed with the government, through a public auction or through bidding. The right that the permits represent may be exploited or they may be purchased, sold or otherwise transferred. The permits normally specify the location, area, type of mineral, scale of production and time period. Other than normal business licenses, the smelting and processing businesses usually do not require any special permits discussed above. Imports and exports of various mineral resources require quota licenses, which are issued by the PRC's Ministry of Business. The list of mineral resources subject to such quota licenses is published annually. It is anticipated that foreign ownership in the PRC mineral resources industry will be further accessible with the development of the PRC's economy and the integration of the PRC into the world economy.

Effecting a business combination

General

Although substantially all of the net proceeds of this offering are intended to be applied generally toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares in the United States, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth.

We have not identified a target business

To date, we have not selected any target business on which to concentrate our search for a business combination. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings; we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including securities broker-dealers, investment bankers, venture capitalists,

bankers and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors and their affiliates may also bring to our attention target business candidates. While we do not presently anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis, we may engage these firms in the future, in which event we may pay a finder's fee or other compensation. In no event, however, will we pay any of our existing officers, directors or stockholders or any entity with which they are affiliated any finder's fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. Although our efforts in identifying a prospective target business will not be limited to a particular industry, we initially intend to focus our search on target businesses in the PRC that are engaged in the mineral industry. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;

•	resource reserves and sustainable growth;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

Fair Market Value of Target Business

The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business does have sufficient fair market value.

Probable lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is probable that we will have the ability to effect only a single business combination. Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

•	result in our dependency upon the continued market expansion of a single or limited number of natural resources

•	lead to substantial reduction of demand for the natural resources we acquire in case of substitute product or technology being developed in the future.

Limited ability to evaluate the target business' management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business' management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our directors, if any, in the target business cannot presently be stated with any certainty. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. We will proceed with the business combination only if the public stockholders, who own at least a majority of the shares of common stock sold in this offering, vote in favor of the business combination and less than 20% of the shares held by public stockholders acquired in this offering are converted pursuant to the conversion rights described in the next paragraph.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have his or her shares of common stock converted into cash if he or she votes against the business combination and the business combination is approved and completed. The actual per-share conversion price will be equal to the amount in the trust fund, inclusive of any interest, as of the record date for determination of stockholders entitled to vote on the business combination, divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust fund, the initial per-share conversion price would be $5.10, or $.90 less than the per-unit offering price of $6.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Any public stockholder who converts stock into her share of the trust fund still has the right to exercise the warrants that she received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering, exercise their conversion rights.

Liquidation if no business combination

If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, plus any remaining net assets. Following our dissolution, we would no longer exist as a corporation. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust fund with respect to our warrants.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust fund, and without taking into account interest, if any, earned on the trust fund, the initial per-share liquidation price would be $5.10, or $.90 less than the per-unit offering price of $6.00. The proceeds deposited in the trust fund could, however, become subject to the claims of our creditors which could be prior to the claims of our public stockholders. We cannot assure you that the actual per-share liquidation price will not be less than $5.10, plus interest, due to claims of creditors. Each member of our board of directors has agreed pursuant to an agreement with us and Broadband Capital Management that, if we liquidate prior to the consummation of a business combination, they will be personally liable to pay debts and obligations to vendors or other entities that are owed money by us for services rendered or products sold to us in excess of the net proceeds of this offering not held in the trust account. We cannot assure you that our directors would be able to satisfy those obligations.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 24-month period from the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust fund will commence liquidating the investments constituting the trust fund and will turn over the proceeds to our transfer agent for distribution to our stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

Our public stockholders shall be entitled to receive funds from the trust fund only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust fund.

Competition

In identifying, evaluating and selecting a target business, we expect to encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	our obligation to seek stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and

•	our outstanding warrants and options, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as us in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business in the PRC and elsewhere. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our executive offices at c/o Loeb & Loeb LLP, 345 Park Avenue, New York, New York. Loeb & Loeb LLP charges us a $500 per-month fee for general and administrative services pursuant to a letter agreement between us and Loeb & Loeb LLP. We consider our arrangement with Loeb & Loeb LLP adequate for our current operations.

Employees

We have five directors, two of whom (Dr. Simon Mu and Dr. Bing Zhao) are also our executive officers. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although we expect Dr. Simon Mu, our chief executive officer, president and a member of our board of directors, will devote an average of approximately ten hours per week to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

On or around the date on which the SEC declares effective the registration statement of which this prospectus is a part, we will register our securities under the Securities Exchange Act of 1934, as amended, and thereafter we will have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent accountants.

We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with United States GAAP or that the potential target business will be able to reconcile its financial statements in order to bring them into conformity with United States GAAP. The financial statements of a potential target business will be required to be audited in accordance with United States GAAS. To the extent that this requirement cannot be met, we will not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, given the broad range of companies with which we may consummate a business combination, we do not believe that the narrowing of the pool will be material.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms under a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	$20,400,000 of the net offering proceeds will be deposited into a trust fund maintained by Continental Stock Transfer & Trust Company.	$19,440,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.
Investment of net proceeds	The $20,400,000 of net offering proceeds held in trust will only be invested in "government securities," defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.
Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless Broadband Capital Management informs us of its decision to allow earlier separate trading, provided we have filed with the SEC an audited balance sheet reflecting our receipt of the proceeds of this offering.	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.
Exercise of the warrants	The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus, and, accordingly, will only be exercised after the trust fund has been terminated and distributed.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.
Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust fund. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Business combination deadline	A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.
Release of funds	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or our liquidation upon failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Dr. Simon Mu	47	Chief Executive Officer, President and Director
Dr. Bing Zhao	42	Chief Financial Officer, Secretary and Director
Daniel Kunz	51	Chairman of the Board of Directors
Cui Guisheng	57	Director
Ma Xiao	39	Director

Dr. Simon Mu is the founder and Chairman of General Components Inc., a broadband technology company with global operations, since September 1998. Dr. Mu is also the Managing Director of Capital Bridge Investment Ltd., a Chinese company specializing in mergers, acquisitions and distressed debt financings in China, since August 2003. He was Vice-Chairman of Jinpan International Ltd., an AMEX listed company, between August 1997 to December 1999. From February 1995 to August 1998, Dr. Mu was President of Patron America Inc., a financial advisory company. From September 1993 to January 1995, he served as Vice President of Investment Banking for Salomon Brothers in Hong Kong. Prior to joining Salomon, he was an Assistant Professor at the Lyndon Johnson School, the University of Texas at Austin, from 1991 to 1993. Dr. Mu holds a Masters in Econometrics and a Ph.D. in Planning and Development Finance, both from the University of North Carolina at Chapel Hill. He has a B.S. degree in Urban Planning from Nanjing University.

Dr. Bing Zhao has over 12 years experience in structured finance and trading services. His specialties are in structuring and placement of asset-backed securities involving credit enhancement arrangements and various commodity/natural resources related trade finance expertise. Dr. Zhao is the co-founder and a Director of Capital Bridge Investment Ltd., a Chinese company specializing in mergers, acquisitions and distressed debt financing in China, since August 2003. From 1999 to the present, Dr. Zhao has served as the Managing Director of Simplex Capital Asia Limited, an investment advisory firm. From January 2000 to December 2001, he served as Executive Director of Central China Enterprises Limited, a Hong Kong publicly listed company with investments in power, coking coal manufacturing and a broadband cable network. From April 2000 to December 2001, he served as Managing Director of China Hi-Tech Group Limited, a Shanghai Stock Exchange Listed company specializing in venture capital financings. From 1998 to 1999, Dr Zhao served as Managing Director of the Asia Growth Fund Limited, a hedge fund he co-founded that specialized in credit and interest rate arbitrage trading. From September 1992 to May 1997, he was a Vice President at Salomon Brothers at its proprietary desk trading structured products. He is also a registered investment adviser under the Securities Ordinance of Hong Kong and has counseled numerous listed and non-listed companies in Hong Kong and Mainland China on investment strategies and risk management techniques. Dr. Zhao holds a Master's degree in Applied Mathematics from Illinois Institute of Technology and a Ph.D. in Operational Research from Columbia University. He has a B.S. in Mechanical Engineering from the University of Science and Technology, China.

Daniel Kunz has over 25 years of experience in international mining, construction, engineering and natural resource development. He has extensive management experience with public resource companies, including project and corporate finance, accounting, reporting, operations, and engineering. From March 2003 to March 2004, he served as President and Director of Pacific Minerals, Ltd. (now known as Jinshan Gold Mines), a subsidiary company of Ivanhoe Mines listed on the TSX Venture Exchange, which is engaged in the exploration for copper, gold and platinum group metals in China. From November 1996 to March 2003, Mr. Kunz was President and a Director of Ivanhoe Mines, Ltd., a Toronto Stock Exchange and Nasdaq National Market listed company. From May 1990 to November 1995, Mr. Kunz served as President, Chief Executive Officer and a director of MK Gold Company, a Nasdaq OTC listed company, which owned and operated several gold mines in the western United States and provided contract-mining services to the industry. Mr. Kunz is a member of the board of directors of Americana Gold and Diamonds Holdings, a Nasdaq OTC listed company. Mr. Kunz holds a B.Sc. in Engineering from the University of Montana Tech (Montana School of Mines) and an M.B.A. from Boise State University.

Cui Guisheng has over 30 years experience in mineral resource trading, investments, mergers and acquisitions of resource related business. He currently serves as Chairman of Hong Kong Yellow-River Science and Technology Group, a company investing in and acquiring technology-related Chinese companies. From 1998 to 2001, Mr. Guisheng served as President of China Non-Ferrous Metals (Hong Kong) Company, a Hong Kong publicly listed company. From 1998 to 2001, he served as Vice-Chairman and Executive Director of Oriental Metals Company (OMC), a Hong Kong publicly listed company. From 1998 to 2001, he was a Director of China Merchants China Direct Investment, Ltd. Mr. Guisheng graduated from Guilin Foreign Language College.

Ma Xiao has over 16 years experience in minerals trading, financing, hedging and metals projects. Since 2000, Mr. Xiao has served as Managing Director of Shenzhen Gloryharvest Investment Ltd., an investment company specialized in trading and acquisition of mineral resources related business in China. From December 1988 to November 1991, he worked as Manager of the Copper Department of China National Metals & Minerals Import & Export Corp. During that period he was involved in the merger and acquisition of several mineral companies. From December 1991 to January 1996, Mr. Xiao was General Manager of Base Metals Dept of Minerals (UK) Ltd. in London where he consummated copper contracts with Jiangxi Copper Corp. and several other Chinese mining companies. During that period, Mr. Xiao was responsible for over US$2billion copper warrants hedging and financing transactions for China National Stockpile Bureau on the LME. From August 1998 to October 1999, he served as Vice President of Shenzhen Mindu Industrial Enterprise, a Chinese company mainly investing and trading aluminum. From November 1999 to January 2001, he worked as a representative of Enami Ltd., the second largest copper mining and smelting company in Chile, mainly trading copper concentrates and cathodes in China. He once served as a consultant to Pirelli Cables Ltd. Baoyin Plant, a joint venture between a Chinese and an Italian company where he was responsible for the price risk management and local purchase of copper. Mr. Xiao holds a B.A. in English Literature from Jiangxi University and a Postgraduate Diploma in Cross Cultural Communication and Media from Beijing Foreign Studies University.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Ma Xiao and Cui Guisheng, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Daniel Kunz and Dr. Bing Zhao, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Dr. Simon Mu will expire at our third annual meeting of stockholders. None of these individuals has been a principal of a public company or blank check company that executed a business plan similar to our business plan. However, we believe that the skills and expertise of these individuals in:

•	operating mineral resource related businesses, trading in mineral resources and investing in and financing mineral resource related projects,

•	building and operating companies within the PRC,

•	identifying, negotiating and structuring the acquisition of companies based in the PRC, and

•	investing in and providing consulting services to companies in the PRC will play a key role in identifying and evaluating prospective acquisition candidates, selecting target businesses, and structuring, negotiating and consummating a business combination.

Executive Compensation

No executive officer has received any cash compensation for services rendered. No compensation of any kind, including finders and consulting fees, will be paid by us to any of our existing stockholders, including our directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our existing stockholders will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. As a result of the foregoing, our directors may not be deemed "independent."

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers or directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•	Since our directors own shares of our common stock which will be released from escrow only if a business combination is successfully completed, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination.

•	The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination timely and securing the release of their stock.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation's line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed, until the earlier of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law. The foregoing does not include pre-existing and currently planned business opportunities that our officers and directors might have.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution but only with respect to those shares of common stock acquired by them prior to this offering.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our existing stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial perspective.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of May 28, 2004, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus, by:

•	each person known by us to be the owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
		Before Offering	After Offering
Dr. Simon Mu(2)(3)	250,000	25.0%	5.0%
Dr. Bing Zhao(3)(4)	250,000	25.0%	5.0%
Daniel Kunz(3)(5)	250,000	25.0%	5.0%
Cui Guisheng(3)	125,000	12.5%	2.5%
Ma Xiao(3)	125,000	12.5%	2.5%
All directors and executive officers as a group (5 individuals)	1,000,000	100.0%	20.0%

(1)	Unless otherwise indicated, the business address of each of the individuals is China Mineral Acquisition Corporation, c/o Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154.

(2)	Dr. Simon Mu is our chief executive officer and president.

(3)	Each of these individuals is a member of our board of directors.

(4)	Dr. Bing Zhao is our chief financial officer and secretary.

(5)	Daniel Kunz is our chairman of the board.

Upon consummation of this offering, our existing stockholders, which includes all of our officers and directors, collectively, will beneficially own 20.0% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

All of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earlier of:

•	Three years following the date of this prospectus;

•	our liquidation; or

•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell their securities, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

Dr. Simon Mu, our chief executive officer, president and a member of our board of directors, Dr. Bing Zhao, our chief financial officer, secretary and a member of our board of directors, and Daniel

Kunz, our chairman of the board, have each agreed with the representative of the underwriters that after this offering is completed and within the first twenty trading days after separate trading of the warrants has commenced, Dr. Mu, or certain of his affiliates or designees, will collectively purchase up to 334,000 warrants and Dr. Bing Zhao and Mr. Kunz, or certain of their affiliates or designees, will collectively purchase up to 666,000 warrants (for a total of 1,000,000 warrants) in the public marketplace at prices not to exceed $0.65 per warrant. The warrants may trade separately on the 90th day after the date of this prospectus unless Broadband Capital Management determines that an earlier date is acceptable. In no event will Broadband Capital Management allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the proceeds of this offering. Purchases of warrants demonstrate confidence in our ultimate ability to effect a business combination because the warrants will expire worthless if we are unable to consummate a business combination and are ultimately forced to liquidate.

Dr. Simon Mu, Dr. Bing Zhao and Mr. Kunz may be deemed to be our "parents" and "promoters," as these terms are defined under the Federal securities laws.

CERTAIN TRANSACTIONS

Prior to the date of this prospectus, we issued 750,000 shares of our common stock to Dr. Simon Mu, Dr. Bing Zhao and Daniel Kunz at purchase prices of approximately $.0333 per share. We also issued a total of 250,000 shares of our common stock to Cui Guisheng and Ma Xiao at a purchase price of $0.0001 per share as set forth below:

Name	Number of Shares	Relationship to Us
Dr. Simon Mu	250,000	Chief Executive Officer, President and Director
Dr. Bing Zhao	250,000	Chief Financial Officer, Secretary and Director
Daniel Kunz	250,000	Chairman of the Board of Directors
Cui Guisheng	125,000	Director
Ma Xiao	125,000	Director

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Loeb & Loeb LLP has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us certain office and secretarial services, as we may require from time to time. We have agreed to pay Loeb & Loeb LLP $500 per month for these services.

Dr. Simon Mu has made an advance of $11,668 and Dr. Bing Zhao and Daniel Kunz have each made advances of $11,666, aggregating $35,000, to us as of the date of this prospectus to cover expenses related to this offering. The loans will be payable with interest at a rate of 4% per year on the earlier of April 22, 2005 or the consummation of this offering. We intend to repay these loans from the proceeds of this offering.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid by us to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by a majority of the members of our board who do not have an interest in the transaction.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 20,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 1,000,000 shares of common stock are outstanding, held of record by five persons. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th day after the date of this prospectus unless Broadband Capital Management informs us of its decision to allow earlier separate trading, provided that in no event can the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our outstanding common stock. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with a business combination only if the public stockholders who own at least a majority of the shares of common stock sold in this offering vote in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise conversion rights discussed below.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust fund, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that each public stockholder has the right to have her shares of common stock converted to cash equal to her pro rata share of the trust fund if she votes against the business combination and the business combination is approved and completed. Any public stockholder who converts her stock into her share of the trust fund still has the right to exercise the warrants that she received as part of the units.

Preferred stock

Our amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of a blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each warrant, when issued, entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; or

•	one year from the date of this prospectus.

The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the warrants for redemption,

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days' prior written notice of redemption to each warrantholder, and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. Reference is made to the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. We have agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants, under the terms of the warrant agreement. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, we will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Purchase Option

We have agreed to sell to the representative of the underwriters an option to purchase up to a total of 400,000 units at a per-unit price of $6.60. The units issuable upon exercise of this option are identical to those offered by this prospectus. For a more complete description of the purchase option, see the section below entitled "Underwriting — Purchase Option."

Dividends

The holders of our common stock are entitled to receive dividends if, and when, our board of directors determines to pay dividends. We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon regulations within the PRC, our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Additionally, our common stockholders' rights to dividends may be reduced to the extent we issue preferred stock or debt instruments in connection with a business combination that contain dividend preferences or restrictions on our ability to pay dividends to common stockholders. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

Immediately after this offering, we will have 5,000,000 shares of common stock outstanding, or 5,600,000 shares if the underwriters' over-allotment option is exercised in full. Of these shares, the 4,000,000 shares sold in this offering, or 4,600,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 1,000,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to May 2005. Notwithstanding this, all of those shares have been placed in escrow for a period of three years from the date of this prospectus and will only be released prior to that date under certain limited circumstances.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 50,000 shares immediately after this offering (or 56,000 if the underwriters' exercise their over-allotment option); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an "underwriter" under the Securities Act when reselling the securities of a blank check company. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our 1,000,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Broadband Capital Management is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units
Broadband Capital Management LLC
Total	4,000,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We will offer and sell the units to retail customers only in Delaware, the District of Columbia, Florida, Hawaii, Illinois, Maryland, New York and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective. Additionally, we believe that the units, from and after the effective date of this offering, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states based upon the registration of the units, common stock and warrants in those states or the availability of an applicable exemption from the state's registration requirements:

•	immediately in Alabama, Colorado, Delaware, the District of Columbia, Florida, Georgia, Illinois, Kentucky, Maryland, New York, Pennsylvania, Rhode Island and Wisconsin;

•	commencing 90 days from the date of this prospectus in Iowa, Maine, Missouri, Nevada, New Mexico; and

•	commencing 180 days from the date of this prospectus in Massachusetts.

Additionally, the units, from and after the effective date of this offering, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in certain states based on exemptions from such states' registration requirements as a result of the National Securities Markets Improvement Act of 1996. The National Securities Markets Improvement Act exempts from state registration requirements secondary market trading transactions that are exempt from registration under the Securities Act of 1933. However, under the act, the states are able to continue to require notice filings and collect fees with regard to these transactions. As of the date of this prospectus, we have not determined which states we will submit the required notice filing and applicable fee to in order to take advantage of this exemption.

We will amend this prospectus for the purpose of disclosing additional states, if any, in which our securities will be eligible for resale in the secondary trading market. If you are not an institutional investor, you may purchase our securities in this offering or in any subsequent trading market which may develop, only in the jurisdictions described above.

Institutional investors in every state except in Idaho and South Dakota may purchase the units in this offering and in the secondary market pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow

some dealers concessions not in excess of $             per unit and the dealers may reallow a concession not in excess of $             per unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business in the PRC at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

The underwriters or members of the selling group may, at their option, charge a customary ticket charge to purchasers in this offering.

Over-Allotment Option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 600,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per unit	Without option	With option
Public offering price	$6.00	$24,000,000	$27,600,000
Discount	$0.42	$1,680,000	$1,932,000
Non Accountable Expense Allowance	$0.18	$720,000	$828,000
Proceeds before expenses(1)	$5.40	$21,600,000	$24,840,000

(1)	The offering expenses are estimated at $270,000.

Purchase Option

We have agreed to sell to the representative, for $100, an option to purchase up to a total of 400,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $6.60 per unit commencing on the later of the consummation of a business combination or one year from the date of this prospectus and expiring five years from the date of this prospectus. The option may be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of this prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part of, the option grants to holders demand and "piggy back" rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Warrant Solicitation Fee

We have engaged Broadband Capital Management, the representative of the underwriters, on a nonexclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative's services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the underwriters solicited her exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. If the representative sells shares in the open market in a stabilizing transaction or syndicate coverage transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those securities as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

We have granted the representative the right to have its designee present at all meetings of our board of directors for a period of two years from the date of this prospectus. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors' meetings, but will not have voting rights. The representative has not named a designee as of the date of this prospectus.

Although they are not obligated to do so, any of the underwriters may introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future, but there are no preliminary agreements or understandings between any of the underwriters and any potential targets. We are not under any contractual obligation to engage any of the underwriters to provide any services for us after consummation of this offering, but if we do, we may pay the underwriters a finder's fee that would be determined at that time in an arm's length negotiation where the terms would be fair and reasonable to each of the interested parties; provided that no agreement will be entered into and no fee will be paid prior to the one year anniversary of the date of this prospectus.

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Loeb & Loeb LLP, New York, New York. Littman Krooks LLP, New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Goldstein Golub Kessler LLP are included in reliance upon their report given upon the authority of Goldstein Golub Kessler LLP as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and is exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 205491004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

China Mineral Acquisition Corporation
(a corporation in the development stage)

Report of Independent Registered Public Accounting Firm

To the Board of Directors
China Mineral Acquisition Corporation

We have audited the accompanying balance sheet of China Mineral Acquisition Corporation (a corporation in the development stage) as of April 22, 2004, and the related statements of operations, stockholders' equity and cash flows for the period from March 30, 2004 (inception) to April 22, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Mineral Acquisition Corporation as of April 22, 2004, and the results of its operations and its cash flows for the period from March 30, 2004 (inception) to April 22, 2004 in conformity with U.S. generally accepted accounting principles.

Goldstein Golub Kessler LLP
New York, New York

May 14, 2004

China Mineral Acquisition Corporation
(a corporation in the development stage)

Balance Sheet

April 22, 2004
ASSETS
Current asset — Cash	$59,980
Deferred offering costs	3,335
Total assets	$63,315

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses	$3,896
Notes payable, stockholders	35,000
Total current liabilities	38,896
Commitment

Stockholders' equity
Preferred stock, $.0001 par value Authorized 1,000,000 shares; none issued
Common stock, $.0001 par value Authorized 20,000,000 shares
Issued and outstanding 1,000,000 shares	100
Additional paid-in capital	24,900
Deficit accumulated during the development stage	(581)
Total stockholders' equity	24,419
Total liabilities and stockholders' equity	$63,315

See accompanying notes to financial statements.

China Mineral Acquisition Corporation
(a corporation in the development stage)

Statement of Operations

For the period from March 30, 2004 (inception) to April 22, 2004

Formation and operating costs	$581

Net loss	$(581)

Weighted average shares outstanding	1,000,000

Net loss per share	$.00

See accompanying notes to financial statements

China Mineral Acquisition Corporation
(a corporation in the development stage)

Statement of Stockholders' Equity
For the period from March 30, 2004 (inception) to April 22, 2004

	Common Stock		Addition paid-in capital	Deficit Accumulated During the Development Stage	Stockholders' Equity
	Shares	Amount
Common shares issued April 22, 2004 at $.0333 per share	750,000	$75	$24,900		$24,975
Common shares issued April 22, 2004 at $.0001 per share	250,000	25			25
Net Loss				(581)	(581)
Balance at April 22, 2004	1,000,000	$100	$24,900	$(581)	$24,419

See accompanying notes to financial statements.

China Mineral Acquisition Corporation
(a corporation in the development stage)

Statement of Cash Flows

March 30, 2004 (inception) to April 22, 2004,
Cash flow from operating activities
Net loss	$(581)
Increase in accrued expenses	561

Net cash used in operating activities	(20)
Cash flows from financing activities
Proceeds from note payable, stockholder	35,000
Proceeds from sale of common stock	25,000

Net cash provided by financing activities	60,000

Increase in Cash	59,980

Cash at beginning of period	—

Cash at end of period	$59,980

Supplemental schedule of non-cash financing activities:
Accrual of deferred offering costs	$3,335

See accompanying notes to financial statements.

China Mineral Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements

1.    Organization, Business Operations and Significant Accounting Policies

China Mineral Acquisition Corporation ("Company") was incorporated in Delaware on March 30, 2004 as a blank check company whose objective is to acquire an operating business having its primary operations in the People's Republic of China.

At April 22, 2004, the Company had not yet commenced any operations. All activity through April 22, 2004 relates to the Company's formation and the proposed public offering described below. The Company has selected December 31 as its fiscal year-end.

The Company's ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering ("Proposed Offering") which is discussed in Note 2. The Company's management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all of the net proceeds of this Proposed Offering are intended to be generally applied toward consummating a business combination with a company with its primary operations in the People's Republic of China ("Business Combination"). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, $20,400,000, or $23,640,000 if the underwriters' over-allotment option is exercised in full, of the net proceeds from the Proposed Offering, or $5.10 per unit, will be held in a trust account ("Trust Fund") and invested in government securities until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. All of the Company's stockholders prior to the Proposed Offering, which is comprised of all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 1,000,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any Business Combination. In the event that Public Stockholders owning a majority of the shares sold in the Proposed Offering vote against the Business Combination or Public Stockholders owning 20% of more of the outstanding stock seek conversion of their shares, the Business Combination will not be consummated.

With respect to the first Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares into cash. The per share conversion price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Proposed Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders.

The Company's Amended and Restated Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note 2).

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

China Mineral Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements – Continued

The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards and temporary differences, aggregating approximately $200. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at April 22, 2004.

The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.    Proposed Public Offering

The Proposed Offering calls for the Company to offer for public sale up to 4,000,000 units ("Units"). Each Unit consists of one share of the Company's common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a business combination with a target business or one year from the effective date of the Proposed Offering and expiring five years from the date of the prospectus. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to date on which notice of redemption is given.

3.    Deferred Offering Costs

Deferred offering costs consist principally of legal fees incurred through the balance sheet date that are related to the proposed offering and that will be charged to capital upon the receipt of the capital raised.

4.    Notes Payable, Stockholders

The Company issued an aggregate of $35,000 unsecured promissory notes to three stockholders on April 22, 2004. The notes bear interest at a rate of 4% per year and are payable on the earlier of April 22, 2005 or the consummation of the Company's initial public offering. Due to the short-term nature of the notes, the fair value of the notes approximates their carrying amount.

5.    Commitment

The Company presently occupies office space provided by its attorneys. Its attorneys have agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $500 per month for such services commencing on the effective date of the Proposed Offering.

6.    Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Until                      , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

$24,000,000

China Mineral Acquisition Corporation

4,000,000 Units

PROSPECTUS

Broadband Capital Management LLC

                     , 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions and the Representative's non-accountable expense allowance) will be as follows:

Initial Trustees' fee	$1,000.00	(1)
SEC Registration Fee	10,166.42
NASD filing fee	8,524.01
Printing and engraving expenses	25,000.00
Accounting fees and expenses	25,000.00
Directors & Officers liability insurance premiums	125,000.00	(2)
Legal fees and expenses (including blue sky services and expenses)	175,000.00
Miscellaneous	25,309.57
Total	$395,000.00

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant's common stock, $2,400 for acting as warrant agent for the registrant's warrants and $1,800 for acting as escrow agent.

(2)	This amount represents the approximate amount of Director and Officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.

Item 14.    Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

"Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)    A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b)    A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)    Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)    For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our amended and restated certificate of incorporation provides:

"The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby."

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

(a)    During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Stockholders	Number of Shares
Dr. Simon Mu	250,000
Dr. Bing Zhao	250,000
Cui Guisheng	125,000
Ma Xiao	125,000
Daniel Kunz	250,000

Such shares were issued in April 2004 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, wealthy individuals or entities. Of these shares, the 750,000 shares issued to Dr. Simon Mu, Dr. Bing Zhao and Daniel Kunz were sold at purchase prices of approximately $.0333 per share. The other shares issued to the individuals listed above were sold at purchase prices of $.0001 per share.

Item 16.    Exhibits and Financial Statement Schedules.

(a)    The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
1.2*	Form of Selected Dealers Agreement.
3.1	Amended and Restated Certificate of Incorporation.
3.2	By-laws.
4.1	Specimen Unit Certificate.
4.2	Specimen Common Stock Certificate.
4.3	Specimen Warrant Certificate.
4.4	Form of Unit Purchase Option to be granted to Representative.
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	Form of Opinion of Loeb & Loeb LLP.
10.1	Letter Agreement among the Registrant, Broadband Capital Management LLC and Dr. Simon Mu (without schedules).
10.2	Letter Agreement among the Registrant, Broadband Capital Management LLC and Dr. Bing Zhao (without schedules).
10.3	Letter Agreement among the Registrant, Broadband Capital Management LLC and Daniel Kunz (without schedules).
10.4	Letter Agreement among the Registrant, Broadband Capital Management LLC and Cui Guisheng (without schedules).
10.5	Letter Agreement among the Registrant, Broadband Capital Management LLC and Ma Xiao (without schedules).

Exhibit No.	Description
10.6	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.7	Form of Stock Escrow Agreement among the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.
10.8	Form of Promissory Note, dated as of April 22, 2004, in the principal amount of $11,668 issued to Dr. Simon Mu.
10.9	Form of Promissory Note, dated as of April 22, 2004, in the principal amount of $11,666, issued to each of Dr. Bing Zhao and Daniel Kunz.
10.10	Registration Rights Agreement among the Registrant and the Initial Stockholders.
10.11	Warrant Purchase Agreement among Dr. Simon Mu, Dr. Bing Zhao, Daniel Kunz and Broadband Capital Management LLC.
23.1	Consent of Goldstein Golub Kessler LLP.
23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).
24	Power of Attorney (included on signature page of this Registration Statement).

*	To be filed by amendment.

Item 17. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus field by this registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28 day of May, 2004.

CHINA MINERAL ACQUISITION CORPORATION
By: /s/ Dr. Simon Mu Dr. Simon Mu Chief Executive Officer and President (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Simon Mu, Dr. Bing Zhao and Daniel Kunz his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Dr. Simon Mu	Chief Executive Officer, President and Director (Principal executive officer)	May 28, 2004

Dr. Simon Mu

/s/ Dr. Bing Zhao	Chief Financial Officer, Secretary and Director (Principal financial and accounting officer)	May 28, 2004

Dr. Bing Zhao

/s/ Cui Guisheng	Director	May 28, 2004

Cui Guisheng

/s/ Ma Xiao	Director	May 28, 2004

Ma Xiao

/s/ Daniel Kunz	Chairman of the Board of Directors	May 28, 2004

Daniel Kunz

EXHIBIT INDEX

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement.
1.2	*	Form of Selected Dealers Agreement.
3.1		Amended and Restated Certificate of Incorporation.
3.2		By-laws.
4.1		Specimen Unit Certificate.
4.2		Specimen Common Stock Certificate.
4.3		Specimen Warrant Certificate.
4.4		Form of Unit Purchase Option to be granted to Representative.
4.5		Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1		Form Opinion of Loeb & Loeb LLP.
10.1		Letter Agreement among the Registrant, Broadband Capital Management LLC and Dr. Simon Mu (without schedules).
10.2		Letter Agreement among the Registrant, Broadband Capital Management LLC and Dr. Bing Zhao (without schedules).
10.3		Letter Agreement among the Registrant, Broadband Capital Management LLC and Daniel Kunz (without schedules).
10.4		Letter Agreement among the Registrant, Broadband Capital Management LLC and Cui Guisheng (without schedules).
10.5		Letter Agreement among the Registrant, Broadband Capital Management LLC and Ma Xiao (without schedules).
10.6		Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.7		Form of Stock Escrow Agreement among the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.
10.8		Form of Promissory Note, dated as of April 22, 2004, in the principal amount of $11,668, issued to Dr. Simon Mu.
10.9		Form of Promissory Note, dated as of April 22, 2004, in the principal amount of $11,666, issued to each of Dr. Bing Zhao and Daniel Kunz.
10.10		Registration Rights Agreement among the Registrant and the Initial Stockholders.
10.11		Warrant Purchase Agreement among Dr. Simon Mu, Dr. Bing Zhao, Daniel Kunz and Broadband Capital Management LLC.
23.1		Consent of Goldstein Golub Kessler LLP.
23.2		Consent of Loeb & Loeb LLP (included in Exhibit 5.1).
24		Power of Attorney (included on signature page of this Registration Statement).

*	To be filed by amendment.